EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made to be effective as of August 21, 2023 (the “Effective Date”) by and between Michael Biard, an individual resident of California (“Executive”), and Nexstar Media Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to retain the services of Executive as President & Chief Operating Officer, and Executive desires to be employed by the Company under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Position and Duties. Subject to the terms and conditions of this Agreement, during the term of this Agreement, the Company will employ Executive as the Company’s President & Chief Operating Officer. In such position, Executive will perform such duties as shall be reasonably assigned to him from time to time by the Company’s Chief Executive Officer (the “CEO”) and/or its Board of Directors (the “Board”), which are commensurate and consistent with the duties of a President & Chief Operating Officer. Following Executive’s agreed relocation, which will occur no later than February 21, 2024, Executive’s principal place of employment will be the Company’s headquarters in Irving, Texas. Upon his relocation Executive will execute the agreement attached hereto as Exhibit “A” within 10 days of his relocation, and failure to do so will be considered a material breach of this Agreement. Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs and serving on other boards or in other advisory positions, provided, that such activities do not materially interfere with the performance of Executive’s duties hereunder and, with respect to service on any board or in any advisory position, the CEO has consented in writing thereto.
2.
Term of Employment. Unless terminated earlier as provided below, the Company’s employment of Executive under this Agreement will continue from the Effective Date until August 20, 2027 (the “Term”), provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Executive or the Company gives written notice to the other party of the notifying party’s intent not to extend the Term or any renewal term.
3.
Termination. The Company’s employment of Executive under this Agreement shall terminate prior to the end of the Term, or any subsequent renewal term, specified in Paragraph 2 hereof only under the following circumstances:
(a)
Death. Executive’s death, in which case Executive’s employment will terminate on the date of death.
(b)
Disability. If, as a result of Executive’s illness, physical or mental disability or other incapacity, Executive is unable to substantially perform, with or without reasonable

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accommodation (as defined under the Americans with Disabilities Act), Executive’s material job duties under this Agreement for any period of six (6) consecutive months, and after receiving thirty (30) days written notice of termination by the Company to Executive (which may occur after the end of such six-month period), Executive shall not have returned to the performance of Executive’s job duties hereunder on a full-time basis, then the Company may terminate Executive’s employment hereunder.
(c)
Consolidation, Merger or Comparable Transaction. In the event that the Company consolidates with or merges with and into any other Entity, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that an Entity becomes the beneficial owner of a majority of the voting power represented by the securities of the Company (treating any such Entity and the affiliates of such Entity as being one and the same Entity), or if the Company sells all or substantially all of its consolidated assets, then subject to the provisions of Paragraph 6 of this Agreement, Executive’s employment may be terminated by the Company or Executive simultaneously with the consummation of such consolidation, merger, share exchange, asset sale, stock sale or comparable transaction. “Entity” for the purposes of this Agreement means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any governmental entity.
(d)
Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, such termination to be effective as of the date stated in a written notice of termination delivered by the CEO to Executive. Any termination under this Paragraph 3(d) shall not also be deemed to be a termination under Paragraph 3(e) hereof. For the purposes of this Agreement, “Cause” is defined to mean any of the following activities by Executive: (i) the conviction of Executive for a felony or a crime involving moral turpitude or the commission of any act involving material dishonesty, material disloyalty or material fraud with respect to the Company or any of its subsidiaries or affiliates; (ii) substantial repeated failure to perform material job duties which are consistent with the terms of this Agreement and the position specified in Paragraph 1, which is not cured within thirty (30) days after written notice thereof to Executive; (iii) gross negligence or willful misconduct with respect to the Company or any of its subsidiaries or affiliates, or violation of Company policy, in each instance which has caused or is reasonably likely to cause material harm to the Company; or (iv) any other material breach of any provision of this Agreement, which is not cured within thirty (30) days after written notice thereof to Executive.
(e)
Termination by the Company other Than for Cause. The Company may terminate Executive’s employment for any reason or for no reason upon thirty (30) days prior written notice to Executive, subject to payment of the termination payments specified in Paragraph 6 hereof. Such termination will be effective as of the date stated in a written notice of termination delivered by the CEO to Executive.
(f)
Termination by Executive for Good Reason. Executive may terminate his employment hereunder at any time for Good Reason, such termination to be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect). For purposes of this Agreement, “Good Reason” shall mean any of the following (i) a material reduction by the Company in the job duties, responsibilities, authority, or position of Executive, (ii) a material breach by the Company or any

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subsidiary or affiliate of the Company of a material provision of this Agreement, (iii) any reduction or decrease in Executive’s Base Salary or target annual Bonus opportunity (as each term is defined below); or (iv) any requirement that Executive relocate or maintain an office more than thirty (30) miles from Executive’s principal place of employment, provided however, that Executive must provide the Company with written notice of the existence of the change constituting Good Reason within ninety (90) days of any such event having occurred, and allow the Company thirty (30) days to cure the same. If Company fails to cure, Executive must terminate his employment in writing within ten (10) days following expiration of the Company’s cure period for the termination to be on account of Good Reason or such right shall be waived. A termination of Executive’s employment for Good Reason in accordance with this Paragraph 3(f) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
(g)
Voluntary Termination by Executive Without Good Reason. Executive may voluntarily terminate his employment hereunder without Good Reason - for any other reason or for no reason - upon thirty (30) days prior written notice to the Company. Such termination shall be effective as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect).
(h)
Termination by Executive Under Certain Circumstances. If any person other than Executive is newly appointed as Chief Executive Officer of the Company or any successor or parent to the Company, or if Executive is not named Chief Executive Officer on or before August 20, 2027, Executive may terminate his employment as of the date stated in a written notice of termination delivered by Executive to the Company (or such earlier date after the delivery of such notice as the Company may elect), provided however, that Executive must provide the Company with written notice of the existence of such circumstance within ninety (90) days of its occurrence, and allow the Company thirty (30) days to cure the same. If the Company fails to cure, Executive’s termination of employment must become effective within ten (10) days following expiration of the Company’s cure period for the termination to be in accordance with this Paragraph 3(h) or such right shall be waived. A termination of Executive’s employment in accordance with this Paragraph 3(h) is intended to be treated as an involuntary separation from service for purposes of Section 409A.

In no event will the termination of Executive’s employment affect the rights and obligations of the parties set forth in this Agreement, except as expressly set forth herein. Any termination of Executive’s employment pursuant to this Paragraph 3 will be deemed to include a resignation by Executive of all positions with the Company and each of its subsidiaries and affiliates.

4.
Compensation.
(a)
Base Salary. During the Term, and any subsequent renewal term, Executive will be entitled to receive an annual base salary (“Base Salary”) of $2,000,000.00. This Base Salary will be reviewed annually and may be adjusted.
(i)
Bonus. After the end of each Company fiscal year during the term of this Agreement, Executive will be eligible to receive an annual bonus (the “Bonus”), (i) with respect to fiscal year 2023, in an amount equal to $1,500,000.00; and (ii) with respect to subsequent fiscal years, in a target amount equal to one hundred twenty-five percent (125%) of Executive’s annual base salary in effect at the end of that fiscal year (or in excess of such amount, as the CEO, with

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the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate), with the actual amount payable with respect to each such subsequent fiscal year to be determined by the CEO, with the approval of the Compensation Committee, based on the criteria set forth in Schedule A attached hereto.
(b)
Payment. Executive’s Base Salary will be paid in equal installments in accordance with the Company’s normal payroll practice for its senior executives (but no less frequently than semi-monthly). The Bonus provided in Paragraph 4(b), will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements for the appropriate fiscal year, but in no event later than December 31 of the year immediately following the year in which the Bonus is earned. All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, federal income tax, state income tax, and all other applicable laws and regulations.
(c)
Equity Incentives. Within thirty (30) days of commencement of Executive’s employment under this Agreement, Executive will receive an initial grant of 25,000 Nexstar RSU’s on a four-year vesting schedule. In addition, this position is eligible to participate in periodic management-wide equity grants at levels and splits, between time-based and performance-based units, commensurate with the job and at the discretion of the CEO and Compensation Committee of the Board. Performance-based Stock Units (PSUs) for this position have historically been based on Total Shareholder Returns (TSR) compared to a peer group to be determined (historically described in the company’s Proxy statement). The PSU vesting percentage will be determined based on a sliding scale relative to the ranking of the company per the following chart:

Vesting may be interpolated for performance between Threshold, Target, and Maximum levels.

5.
Fringe Benefits. During the Term and any subsequent renewal term,
(a)
Executive will be eligible to participate in Company employee benefits plans and programs generally offered to Company senior executives under the terms and conditions of each such plan or program and subject to the eligibility and cost sharing provisions thereof.
(b)
Executive shall also be entitled to paid leave for each year during the Term, or any subsequent renewal term per the terms of the Company’s paid leave policies.
(c)
Executive will receive $1,000.00 per month for automobile allowance and a $100 cell phone allowance, subject to applicable tax withholdings.

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(d)
Executive will be reimbursed by the Company for all approved business expenses (which approval shall not be unreasonably withheld) incurred by him on behalf of the Company upon presentation of appropriate documentation.
(e)
Executive will receive a relocation bonus of $30,000.00, subject to applicable taxes and per the terms of the Company’s relocation benefit program, which includes a repayment obligation on a prorated basis if Executive voluntarily terminates his employment without Good Reason within two years of his date of hire. Payment of this bonus is contingent upon Executive’s execution of a prorated repayment agreement.
6.
Termination Payments.
(a)
Termination Due to Death or Disability. In the event the Executive incurs a termination of employment under Paragraphs 3(a) or 3(b), the Company will make the following payments to the Executive (or Executive’s estate):
(i)
all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4(a), which shall be paid in a lump sum within 30 days of the Executive’s termination of employment,
(ii)
an amount equal to all accrued but unused vacation time (calculated at the rate of Base Salary in effect on such date), which shall be paid in a lump sum within 30 days of the Executive’s termination of employment,
(iii)
an amount equal to any earned but unpaid Bonus relating to performance periods preceding the year of the Executive’s termination of employment (amounts payable under subparagraphs (i), (ii) and (iii) shall be referred to as “Accrued Benefits”), and
(iv)
an amount equal to the Executive’s target Bonus for the fiscal year of termination, pro-rated in accordance with the number of days the Executive was employed by the Company during such fiscal year, which shall be paid in a single lump sum within 30 days of the Executive’s termination of employment.
(b)
Termination by the Company for Cause or Voluntary Termination by Executive Without Good Reason. In the event the Executive incurs a termination of employment under Paragraphs 3(d) or 3(g), the Company will pay to the Executive (or Executive’s estate pursuant to Paragraph 6(a) hereof) an amount equal to Executive’s Accrued Benefits, in a lump sum within 30 days of the Executive’s termination of employment.
(c)
Termination Due to Consolidation, Merger, or Comparable Transaction, Termination by the Company other than for Cause, Termination by the Executive for Good Reason, or Termination by Executive Under Certain Circumstances. In the event Executive incurs a termination of employment under Paragraphs 3(c), 3(e), 3(f) or 3(h) or by reason of the Company’s non-renewal of the Term or any renewal term under Paragraph 2, then the Company shall pay Executive an amount equal to the Executive’s Accrued Benefits. In addition, subject to the Executive signing a separation agreement containing a general release of claims in favor of the Company and related persons and entities, in a form and manner satisfactory to the Company, which shall include customary carveouts clarifying that Executive is not waiving his rights with respect to the Accrued Benefits, any payments pursuant to this Paragraph 6(c) or any outstanding

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vested equity interests, or any rights pertaining to indemnification, D&O insurance coverage or advancement of expenses, and which shall not impose any new restrictive covenants beyond those set forth in Paragraph 7 of the Agreement, (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming fully effective and irrevocable, all within sixty (60) days of the Executive’s termination of employment under Paragraphs 3(c), 3(e), 3(f) or 3(h) or by reason of the Company’s non-renewal of the Term or any renewal term under Paragraph 2 (“Release Period”) the Company will pay to the Executive the following benefits, in a lump sum within sixty (60) days of Executive’s termination of employment (the amounts of which shall be determined in all respects without regard to any reduction or series of reductions giving rise to, or that without regard to any otherwise applicable notice and cure provisions could give rise to, Good Reason hereunder):
(i)
an amount equal to twenty-four (24) months Executive’s then current Base Salary,
(ii)
an amount equal to two times (2x) the Executive’s target Bonus in effect on the date of Executive’s termination of employment, and
(iii)
an additional $58,000.00.
(d)
The receipt of any severance payments or benefits pursuant to Paragraph 6(c) shall be subject to (i) the Executive’s submission to the Company of an executed Separation Agreement and Release that becomes fully effective within the Release Period and (ii) the Executive’s compliance with Paragraph 7 and the Separation Agreement and Release. In the event an executed Separation and Release Agreement does not become fully effective within the Release Period or the Executive has failed to comply with Paragraph 7 and the Separation Agreement and Release, the Executive shall forfeit his right to receive any severance payments or benefits under Paragraph 6(c) and the Company shall have the right to recoup from the Executive any previously made severance payments or benefits under Paragraph 6(c).
7.
Covenant Not to Compete and Non-Disclosure.
(a)
During the term of Executive’s employment pursuant to this Agreement, Executive covenants and agrees that Executive will not, whether directly or indirectly, with or without compensation, become employed by, act as a consultant to, act as a director of, or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting (e.g. Sinclair Broadcast Group, Gray Television, etc.) or a diversified media company competitive with the Covered Entities (e.g. Netflix, Turner Broadcasting, Disney, Paramount Global, FOX, Comcast, Warner Bros. Discovery, Google, Apple TV) without written approval by the Company. During the one (1) year after Executive’s employment with the Company terminates, neither Executive nor any of Executive’s affiliates or representatives will hire, solicit, employ, or contract with respect to employment any officer or employee of the Covered Entities. For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.
(b)
Executive agrees to disclose promptly to the Company and does assign and agree to assign to the Company, free from any obligation to Executive, all Executive’s right, title and interest in and to any and all ideas, concepts, processes, improvements and inventions made, conceived, written, acquired, disclosed or developed by Executive, solely or in concert with others,

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during the term of Executive’s employment by the Company, which relate to the business, activities or facilities of the Company, or resulting from or suggested by any work Executive may do for the Company or at its request. Executive further agrees to deliver to the Company any and all drawings, notes, photographs, copies, outlines, specifications, memoranda and data relating to such ideas, concepts, processes, improvements and inventions, to cooperate fully during Executive’s employment and thereafter in the securing of copyright, trademark or patent protection or other similar rights in the United States and foreign countries, and to give evidence and testimony and to execute and deliver to the Company all documents requested by it in connection therewith.
(c)
Except as expressly set forth below, Executive agrees, whether during Executive’s employment pursuant to this Agreement or thereafter, except as authorized or directed by the Company in writing or pursuant to the normal exercise of Executive’s responsibilities hereunder, not to disclose to others, use for Executive’s or any other person’s or entity’s benefit, copy or make notes of any confidential information or trade secrets or relating to the business, activities or facilities of the Company which may come to Executive’s knowledge prior to or during Executive’s employment pursuant to this Agreement or thereafter. Executive will not be bound to this obligation of confidentiality and nondisclosure if:
(i)
the information in question has become part of the public domain by publication or otherwise through no fault of Executive;
(ii)
the information in question is disclosed to the recipient by a third party and Executive reasonably believes such third party is in lawful possession of the information and has the lawful right to make disclosure thereof; or
(iii)
Executive is required to disclose the information in question pursuant to applicable law or by a court of competent jurisdiction.
(d)
Upon termination of employment pursuant to this Agreement, Executive will deliver to the Company all records, notes, data, memoranda, photographs, models and equipment of any nature which are in Executive’s possession or control, and which are the property of the Company.
(e)
The parties understand and agree that the remedies at law for breach of the covenants in this Paragraph 7 would be inadequate and that the Company will be entitled to seek injunctive or such other equitable relief as a court may deem appropriate for any breach of these covenants. If any of these covenants will at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant will be deemed modified to the extent necessary to render it enforceable.
8.
Entire Agreement. This Agreement, together with any Company long-term incentive plans and/or restricted stock award or option agreements between Executive and the Company, embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no agreements, representations, or warranties between the parties other than those set forth or provided for therein. If any of the terms of this Agreement conflict with terms of any Company long-term incentive plans or restricted stock award or option agreements between Executive and the Company, then the terms of this Agreement shall control, govern and be given full force and effect.

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9.
No Assignment. This Agreement shall not be assigned by Executive without the prior written consent of the Company and any attempted assignment without such prior written consent shall be null and void and without legal effect; provided, however, that in the case of Executive’s death or disability this Agreement may be enforced by Executive’s executors, personal representatives, or guardians, to the extent applicable. This Agreement shall not be assigned by the Company without the prior written consent of Executive except to any successor to the business of the Company.
10.
Notices. All notices, requests, demands and other communications which may or are required to be given hereunder shall be in writing and shall be (i) delivered by hand; (ii) by certified or registered mail, with postage prepaid; (iii) sent overnight mail or overnight courier; or (iv) by electronic mail, and shall be deemed to have been given or made when personally delivered, the next business day after delivery to such overnight delivery service or after sending via electronic mail, or three (3) days after deposited certified mail postage prepaid, as the case may be, addressed as follows:
(a)
If to Executive, then to his address on file with the Company’s Payroll Department (or as Executive may otherwise specify by prior written notice to the Company) or to Executive’s verified email address (e.g. the address in Company’s HRIS system or that Executive has previously used to communicate with Company); and
(b)
If to the Company, then to Nexstar Media Group, Inc., 545 E. John Carpenter Freeway, Suite 700, Irving, TX 75062, Attention: CEO with a copy to the Company’s Human Resources Department at the same address or to the then current CEO’s email address with copy to contractnotices@nexstar.tv.
11.
Amendment; Modification. This Agreement may not be amended, modified, or supplemented other than in a writing signed by both parties hereto.
12.
Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
13.
Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.
14.
Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, the Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.
15.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of California without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of California to be applied.
16.
Legal Fees. In the event of any litigated dispute between or among any of the parties to this Agreement, the reasonable legal fees and expenses of the party successful in such dispute (whether by way of a decision by a court or other tribunal) shall be paid promptly by the unsuccessful party upon presentation by the successful party of an invoice therefor.

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17.
Representations. Executive represents and warrants to the Company that Executive’s employment by the Company and the performance of Executive’s duties hereunder will not breach, violate or cause a default under any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity.
18.
Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
19.
Binding Arbitration.
(a)
Generally. The arbitration procedures described in this Paragraph 19 will be the sole and exclusive method of resolving and remedying any claim under this Agreement as well as all claims, disputes, issues, or controversies between Executive and the Company or other employees of the Company arising out of or relating to Executive’s employment with the Company or the termination of such employment (each such claim, a “Dispute”); provided that nothing in this Paragraph 19 will prohibit a party from instituting litigation to enforce any Final Arbitration Award (as defined herein). Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 19 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of California from time to time. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which arise out of the dispute and bear on its final disposition are matters for the arbitrator to decide.
(b)
Notice of Arbitration. If a party asserts that there exists a Dispute, then such party (the “Disputing Party”) will give each other party involved in such Dispute a written notice setting forth the nature of the asserted Dispute. If all such parties do not resolve any such asserted Dispute prior to the 10th business day after such notice is given, then any of them may commence arbitration pursuant to this Paragraph 19 by giving each other party involved in such Dispute a written notice to that effect (an “Arbitration Notice”), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.
(c)
Selection of Arbitrator. An arbitrator will be selected in accordance with the AAA Rules.
(d)
Conduct of Arbitration. The arbitration will be conducted in the Los Angeles, California, metropolitan area under the AAA Rules, as modified by any written agreement among the parties involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the parties involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all parties and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such parties or to correct manifest clerical errors.

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(e)
Enforcement. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute.
(f)
Attorneys’ Fees and Expenses. Each prevailing party in any arbitration proceeding described in this Paragraph 19 will be entitled to recover from any non-prevailing party its reasonable costs and attorneys’ fees in addition to any damages or other remedies awarded to such prevailing party. As part of any Final Arbitration Award, the arbitrator may designate the prevailing party for purposes of this Paragraph 19.
20.
Termination of Previous Agreements. This Agreement replaces and terminates any previous employment agreements (including, without limitation, any supplements, addendums, or amendments thereto) entered into between Executive and the Company and/or any of its affiliates and predecessors.
21.
Section 409A of the Code.
(a)
Compliance. The intent of the parties is that payments and benefits under this Agreement are either exempt from or comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to that end.
(b)
Six-Month Delay for Specified Employees. If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” as defined in Section 409A, no part of such payments shall be paid before the day that is six months plus one day after Executive’s date of termination or, if earlier, Executive’s death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(c)
Termination as a Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
(d)
Payments for Reimbursements and In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

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(e)
Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a specific number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(f)
Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

22. Code Section 280G. If Executive receives any payments or distributions pursuant to this Agreement or otherwise (“Payments”) that constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Paragraph 22, would be subject to the excise tax imposed by Code Section 4999 (“Excise Tax”), then the Payments shall be reduced to the Reduced Amount only if reducing the Payments would provide Executive with a greater net after-tax amount than if no such reduction took place. The "Reduced Amount" shall be a present value amount that maximizes the aggregate present value of the Payments without causing any portion of the Payments to be subject to the Excise Tax, determined in accordance with Code Section 280G(d)(4).

[The remainder of this page is left blank intentionally. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and made effective as of the day and year first above written.

/s/ Michael Biard
Michael Biard Executive

ACCEPTED AND AGREED:

NEXSTAR MEDIA GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook Chairman/CEO/President

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SCHEDULE A

Target Performance Bonus Criteria:

The CEO and the Compensation Committee of the Board will evaluate and award any Bonus in an amount set forth based on the following criteria for each fiscal year of the Term or any renewal Term:

Fiscal 2023: $1,500,000.00

2024
Component	Weight	No Payout	Threshold	Target	Maximum
Adjusted EBITDA	50%	<85% of Target	85% of Target	Budgeted Target	105% of Target
Individual Performance	50%	Discretionary, Performance Areas TBD Annually
Payout Opportunity	100%	0% (no Bonus payout)	50% of Target (e.g., 62.5% of Base Salary)	100% of Target (e.g. 125% of Base Salary)	200% of Target (e.g., 250% of Base Salary)

2025 & Beyond
Component	Weight	No Payout	Threshold	Target	Maximum
Adjusted EBITDA	65.0%	<85% of Target	85% of Target	Budgeted Target	105% of Target
Individual Performance	35.0%	Discretionary, Performance Areas TBD Annually
Payout Opportunity	100%	0% (no Bonus payout)	50% of Target (e.g., 62.5% of Base Salary)	100% of Target (e.g. 125% of Base Salary)	200% of Target (e.g., 250% of Base Salary)

Notes:

Adjusted EBITDA is consistent with such budget metric set forth in the annual budget approved by the Board of Directors in Q1 of each fiscal year.

Adjusted EBITDA is defined as operating cash flow minus cash corporate overhead minus non-cash stock compensation minus transaction and one-time expenses plus TV Food Network cash distributions plus pension and other post-employment benefits credits. Adjusted EBITDA shall be determined on an after-Bonus payout basis (e.g., the Bonus will be self-funded/Budget is inclusive of Bonus expense).

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The CEO and Compensation Committee of the Board, in their discretion, may consider adjustments to Adjusted EBITDA for non-standard, non-recurring items, including but not limited to, restructuring costs, acquisition and divestiture impacts, unusual material tax items, changes in accounting principles and guidance, and other non-recurring items.

Individual performance will be earned at the CEO and Compensation Committee’s discretion based on Executives achievement of the objectives established by the CEO and/or the Compensation Committee of the Board at the beginning of the applicable fiscal year.

Payouts for each of the above metrics will be individually calculated, with the total payout to be based on the weighted achievement of each metric.

Payouts will be interpolated for performance between Threshold, Target, and Maximum levels.

For example, if the Company achieves Adjusted EBITDA equal to 95% of its budgeted target in fiscal 2024, and Executive’s achievement of individual performance objectives is determined to be at target levels for that year, the Bonus for fiscal 2024 will equal 91.67% of the target amount (41.67% with respect to Adjusted EIBTDA and 50% with respect to individual performance).

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EXHIBIT A

This Amendment to Executive Employment Agreement (“Amendment” is made as of _____________ (the “Effective Date”) by and between Michael Biard (“Executive” and Nexstar Media Group, Inc., a Delaware corporation (the “Company”). All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in that certain Executive Employment Agreement dated as of August 21, 2023, by and between Executive and the Company (the “Original Agreement”).

WHEREAS, Executive and the Company are parties the Original Agreement;

WHEREAS, Executive has relocated to Texas consistent with the terms of the Original Agreement; and

WHEREAS, Executive and the Company desire to amend the Original Agreement in connection with Executive’s relocation, consistent with the terms of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Amendment, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Covenant Not to Compete. As of the Effective Date, Paragraph 7(a) of the Original Agreement is deleted in its entirety and replaced with the following:

During the term of Executive’s employment pursuant to this Agreement and for a period of one (1) year thereafter, Executive covenants and agrees that Executive will not, whether directly or indirectly, with or without compensation, become employed by, act as a consultant to, act as a director of, or own beneficially five percent (5%) or more of any class of equity or debt securities of any corporation or other commercial enterprise in the business of television broadcasting (e.g. Sinclair Broadcast Group, Gray Television, etc.) or a diversified media company competitive with the Covered Entities (e.g. Netflix, Turner Broadcasting, Disney, Paramount Global, FOX, Comcast, Warner Bros. Discovery, Google, Apple TV) without written approval by the Company. During the one (1) year after Executive’s employment with the Company terminates, neither Executive nor any of Executive’s affiliates or representatives will hire, solicit, employ, or contract with respect to employment any officer or employee of the Covered Entities. For purposes of this Paragraph 7, the term “Company” will include the Company and each of its subsidiaries or other affiliates, and each such entity is an express third-party beneficiary of this Agreement.

2. Governing Law. As of the Effective Date, Paragraph 15 of the Original Agreement is deleted in its entirety and replaced with the following:

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Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of California without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of California to be applied.

3. Binding Arbitration. As of the Effective Date, Paragraph 19(a) of the Original Agreement is deleted in its entirety and replaced with the following:

Generally. The arbitration procedures described in this Paragraph 19 will be the sole and exclusive method of resolving and remedying any claim under this Agreement as well as all claims, disputes, issues, or controversies between Executive and the Company or other employees of the Company arising out of or relating to Executive’s employment with the Company or the termination of such employment (each such claim, a “Dispute”); provided that nothing in this Paragraph 19 will prohibit a party from instituting litigation to enforce any Final Arbitration Award (as defined herein). Except as otherwise provided in the Employment Arbitration Rules of the American Arbitration Association as in effect from time to time (the “AAA Rules”), the arbitration procedures described in this Paragraph 19 and any Final Arbitration Award (as defined herein) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of Texas from time to time. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which arise out of the dispute and bear on its final disposition are matters for the arbitrator to decide.

4. Conduct of Arbitration. As of the Effective Date, Paragraph 19(d) of the Original Agreement is deleted in its entirety and replaced with the following:

Conduct of Arbitration. The arbitration will be conducted in the Dallas, Texas, metropolitan area under the AAA Rules, as modified by any written agreement among the parties involved in the Dispute in question. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the parties involved will use all reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon all parties and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of such parties or to correct manifest clerical errors.

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5. No Other Changes. All other terms and conditions of the Original Agreement will remain unchanged.

6. Headings. The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

7. Severability. The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

8. Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Texas without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Texas to be applied.

9. Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

10. Entire Agreement. The Original Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to the subject matter hereof and thereof, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Michael Biard Executive

ACCEPTED AND AGREED:

NEXSTAR MEDIA GROUP, INC.

Perry A. Sook Chairman/CEO/President

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